Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham, 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER BANK COMMENCES FIXED PRICE CASH TENDER OFFER

FOR 5.875% SUBORDINATED NOTES DUE 2013

WATERBURY, Conn., March 10, 2009 – Webster Bank, N.A. , the wholly owned subsidiary of Webster Financial Corporation (NYSE: WBS), announced today that it has commenced a fixed price cash tender offer for any and all of its outstanding $200,000,000 in principal amount 5.875% Subordinated Notes due 2013 (CUSIP No. 94768NAF1).

The consideration for the Notes tendered and accepted for payment pursuant to the offer is $800 per $1,000 principal amount of the Notes. In addition, the Bank will pay all accrued and unpaid interest on the Notes purchased pursuant to the offer up to, but not including, the settlement date (as defined below). The offer will expire at 5:00 p.m. EDT on Wednesday, March 18, 2009, unless extended or earlier terminated. Tender of the Notes may be withdrawn prior to the expiration time. To receive the Notes Consideration, holders of Notes must validly tender their Notes prior to the expiration time. The Bank will pay the Notes Consideration plus all accrued and unpaid interest on the Notes purchased pursuant to the offer in same-day funds promptly after the expiration time, which is expected to be on Friday, March 20, 2009. The Bank expects to use available cash to pay for the Notes.

Additional terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letters of Transmittal dated March 10, 2009.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes, nor is it a solicitation for acceptance of the tender offer. The Bank is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letters of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Bank or its affiliates, the Dealer Manager, the Depositary or the Information Agent is making any recommendation as to whether or not holders should tender their Notes in connection with the tender offer.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letters of Transmittal that are being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and Letters of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation. Banks and brokers may call Global Bondholder Services Corporation collect at (212) 430-3774. All others may call Global Bondholder Services toll-free at (866) 470-4200.

J.P. Morgan Securities Inc. is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation, our parent financial holding company, previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on our financial position and results of operations. Except as required by law, we do not undertake to update any such forward looking statements.

Webster Financial Corporation (“Webster”) is the holding company for Webster Bank, National Association. With $17.6 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.

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